Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.15

July 3, 2019

Mike Ragen

CFO / COO, Pactiv

Dear Mike:

As we have discussed, a critical component of our ongoing business strategy Pactiv will be to explore opportunities for the business that could lead to an Initial Public Offering (IPO) of the business or potentially a divestiture of the associated business entities. Your assistance is needed by Pactiv as we work through this process to help prepare the business for a successful transaction. In light of this, we are offering you a special Transaction Success bonus (“Bonus”) that will become payable if a successful IPO is concluded or if there is a sale of the business by June 30, 2020.

If the transaction is completed, your potential bonus will be $980,000. Fifty percent (50%) of this bonus ($490,000) will be paid to you 30 days after the effective date of an IPO or the closing date of a sale, so long as you do not voluntarily leave your employment with the succeeding entity during that time. You will be paid the remaining fifty percent (50%) of this bonus six (6) months after the effective date of an IPO or the closing date, so long as you do not voluntarily leave your employment with the succeeding entity during that time. This bonus is a gross amount and is subject to all applicable tax withholding requirements. This bonus will not be treated as compensation for any purpose under any benefit plans or programs, unless statutorily required.

Because of the significance of this strategic effort, and given that you are one of a select group of employees to be offered this opportunity, it is of utmost importance that you keep this offer and all its terms entirely confidential.

Thank you for your willingness to assist the team during this endeavor and for your help in ensuring the success of this very important process for Pactiv.

Sincerely,

/s/ John McGrath
John McGrath
Chief Executive Officer
Pactiv

Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

TO:	Mike Ragen

FROM:	Steve Estes, CHRO – Rank Group

DATE:	June 1, 2020

SUBJECT:	Transaction Success Bonus—Extension

As a part of our business strategy to explore opportunities for Pactiv and Evergreen that could lead to an Initial Public Offering (IPO) or potentially a divestiture of the business, you were included in a Transaction Success Bonus program. The terms and conditions of the program are captured in a letter to you, dated July 3, 2019. This letter states that the program is contingent upon the transaction being completed by June 30, 2020.

Due to the ongoing explorative process related to the Pactiv and Evergreen businesses, the decision has been made to extend the availability of this program. By way of this notice, we are extending the program through December 31, 2020. The terms and conditions of the program remain the same as identified in your letter dated July 3, 2019.

Thank you for your ongoing support and efforts as we continue to explore transaction opportunities for the business.

/s/  Steve Estes